Exhibit 10.3

EXECUTION VERSION

February 1, 2016

Twin Disc, Incorporated

1328 Racine Street
Racine, Wisconsin 5340311208

Attention: Mr. Jeff Knutson

Re:	Amendment No. 2 to Amended and Restated Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

This letter amendment (this “Letter”) makes reference to that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 30, 2014 (as amended by Amendment No. 1 thereto dated August 3, 2015, the “Note Agreement”), among PGIM, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Security Benefit Life Insurance Company, Inc., Prudential Annuities Life Assurance Corporation, Mutual of Omaha Insurance Company (collectively, the “Holders” and each, a “Holder”) and Twin Disc, Incorporated, a Wisconsin corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement, as amended hereby.

The Company has advised the Holders that Notice Events of Default exist or will exist because of: (i) the Company’s failure to satisfy the minimum EBITDA covenant required pursuant to paragraph 5M(ii) of the Note Agreement (as in effect prior to this Letter) for the fiscal quarter ended December 25, 2015 and (ii) a Notice Event of Default under the Credit Agreement resulting from clause (i) above (items (i) and (ii) being, collectively, the “Existing Events of Default”). The Company has requested that the Holders waive any Events of Default arising solely from the Existing Events of Default.

The Company has requested that the Holders agree to waive the Existing Events of Default and amend the Note Agreement as set forth below. Subject to the terms and conditions hereof, the Holders are willing to agree to such requests.

Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1.     Limited Waiver. Effective upon the Effective Date (as defined in Section 3 below), the Holders hereby acknowledge and agree that any Event of Default existing under the Note Agreement or any other Transaction Document (as defined under the Note Agreement), including each Existing Event of Default immediately prior to the Effective Date, is hereby waived and that no such Event of Default shall survive the Effective Date; provided, however, that to the extent any event or circumstance exists after the Effective Date that constitutes an Event of Default under the terms of the Note Agreement (as amended by this Letter) or any other Transaction Document (as defined in the Note Agreement as amended by this Letter), the Holders are not hereby waiving such event or circumstance and no right or remedy of a Holder or the Collateral Agent with respect thereto under and pursuant to the terms of the Note Agreement (as amended by this Letter) or any other Transaction Document (as defined in the Note Agreement as amended by this Letter) is hereby waived. The Company is relying upon such understanding and such understanding is consideration for entering into this Letter.

SECTION 2.     Amendments. Effective upon the Effective Date (as defined in Section 3 below), the Holders party hereto and the Company agree that the Note Agreement is hereby amended as follows:

2.1.     Paragraph 4A of the Note Agreement is amended to add a new paragraph 4A(3) at the end thereof to read as follows:

4A(3). Required Prepayments of Notes re Sale of Assets. Upon the occurrence of the Specified Disposition, the Company shall, within two Business Days of the receipt of the net proceeds thereof, prepay each Note in an aggregate principal amount equal to the Ratable Portion of such net proceeds at 100% of the principal amount so prepaid plus interest accrued thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to such principal amount.

2.2.     Paragraph 5D of the Note Agreement is hereby amended by (i) deleting “and” after paragraph 5D(vi), (ii) redesignating paragraph 5D(vii) as paragraph 5D(ix), and (iii) adding new paragraphs 5D(vii) and 5D(viii), to read as follows:

(vii)     from time to time such information with respect to the Collateral as any Significant Holder may reasonably request;

(viii)     copies of each borrowing base certificate concurrently with delivery thereof to the Bank under the Credit Agreement; and

2.3.     Paragraph 5F of the Note Agreement is hereby amended by adding the following sentence at the end thereof:

Without limiting the foregoing, the Company will permit each Significant Holder and each of its duly authorized representatives or agents to conduct appraisals and valuations of the Collateral and real estate owned by the Domestic Transaction Parties at such reasonable times and intervals as such Significant Holder may designate and at the Company’s expense; provided, however that, so long as no Default or Event of Default shall have occurred and be continuing, (a) only two such appraisals (with respect to each type of Collateral) and two field exams per year shall be at the Company’s expense and (b) to the extent requested by a Significant Holder, any such real estate appraisal shall be at the expense of the holders of the Notes.

2.4.     Paragraph 5K of the Note Agreement is hereby amended by adding the following at the end of the conclusion thereof:

All property insurance policies covering the Collateral shall be made payable to the Collateral Agent for the benefit of Collateral Agent, the holders of the Notes and the Bank, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect interest of the Bank and each holder of a Note in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the holders of the Notes, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Collateral Agent. If the Company fails to maintain such property or casualty insurance, the holders of the Notes or the Collateral Agent may arrange for such insurance, but at the Company’s expense and without any responsibility on the holders of the Notes’ or the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

2.5.     Paragraph 5L of the Note Agreement is hereby amended by adding the following at the end of the conclusion thereof:

The Company will, at the time that any Domestic Transaction Party forms a Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Amendment No. 2 Effective Date or, as applicable, at the time that any Subsidiary existing on the date hereof which is not a Material Subsidiary becomes a Material Subsidiary, within 10 days of such formation or acquisition or becoming a Material Subsidiary (or such later date as permitted by the Required Holder(s) in their sole discretion) (a) cause such Material Subsidiary to provide to the holders of the Notes a joinder to the Subsidiary Guaranty and to the Security Agreement, together with such other security agreements as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Required Holder(s) (including being sufficient to grant the Collateral Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Material Subsidiary); provided, that, without limiting the requirements of paragraph 6H, the joinder to the Subsidiary Guaranty and the Security Agreement, and such other security agreements shall not be required to be provided to the holders of the Notes with respect to any Subsidiary that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Domestic Transaction Parties of providing such guaranty or such security agreements are excessive (as determined by the Required Holder(s) in consultation with the Company) in relation to the benefits to holders of the Notes of the security or guarantee afforded thereby, (b) provide, or cause the applicable Domestic Transaction Party to provide, to the Collateral Agent and the holders of the Notes a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Material Subsidiary in form and substance reasonably satisfactory to the Required Holder(s); provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of the Company or a Domestic Transaction Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Domestic Transaction Parties of providing such pledge are excessive (as determined by the Required Holder(s) in consultation with the Company) in relation to the benefits to the holders of the Notes of the security afforded thereby (which pledge, if reasonably requested by the Required Holder(s), shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to the holders of the Notes all other documentation, including one or more opinions of counsel reasonably satisfactory to the Required Holder(s), which, in their opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this paragraph 5L shall constitute a Transaction Document.

2.6.      Clauses (ii) and (iii) of Paragraph 5M of the Note Agreement are hereby amended and restated in their entirety and a new clause (iv) added at the end thereof, each to read as follows:

(ii)      Minimum EBITDA. The Company and its consolidated Subsidiaries shall achieve EBITDA of at least the amount specified below for each period of four fiscal quarters of the Company and its consolidated Subsidiaries ending on (or, as applicable, after) the date indicated below:

Fiscal Quarter Ending	Minimum EBITDA

March 25, 2016	$0

Thereafter	$11,000,000

This covenant shall be tested quarterly at the end of each fiscal quarter, commencing March 25, 2016 and at the end of each fiscal quarter thereafter.

(iii)      Maximum Total Funded Debt to EBITDA Ratio. The Company and its consolidated Subsidiaries shall not permit the ratio of Total Funded Debt to EBITDA to exceed 3.00 to 1.00, tested at the end of each fiscal quarter of Company, commencing June 30, 2016, all as determined, in the case of Total Funded Debt, on the date of determination, and in the case of EBITDA, for the preceding four fiscal quarters of the Company and its consolidated Subsidiaries ending on the date of determination. This covenant shall be tested quarterly at the end of each fiscal quarter.

(iv)      Capital Expenditures. The Company shall not permit the aggregate Capital Expenditures of itself and its Subsidiaries to exceed $2,500,000 in any fiscal quarter; provided, however that the Company shall be deemed in compliance with this paragraph 5M(iv) with respect to its fiscal quarters ending March 25, 2016 and June 30, 2016 if the aggregate amount of Capital Expenditures of itself and its Subsidiaries for such two fiscal quarters is less than or equal to $5,000,000.

2.7.      Paragraph 5 of the Note Agreement is hereby amended by adding new paragraphs 5Q, 5R and 5S, respectively, at the end thereof to read as follows:

5Q.     Location of Inventory. The Company will, and will cause each other Domestic Transaction Party to, keep its Inventory only at the locations identified on Schedule 5Q or other locations as to which a Collateral Access Agreement is in place and maintain its chief executive offices only at the locations identified on Schedule 5Q; provided, that the Company may amend Schedule 5Q or change the location of its chief executive offices so long as such amendment occurs by written notice to each Significant Holder and the Collateral Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States. To the extent that a Collateral Access Agreement is not in place at any time more than 30 days after the Amendment No. 2 Effective Date with respect to a location identified on Schedule 5Q (other than locations owned by a Domestic Transaction Party), the Company will, or will cause, Inventory located at such location to be promptly moved to a location which is either owned by a Domestic Transaction Party or subject to a Collateral Access Agreement.

5R.     Further Assurances. The Company will at any time upon the reasonable request of any Significant Holder or the Collateral Agent, execute or deliver to the holders of the Notes and the Collateral Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel and all other documents (the “Additional Documents”) that any Significant Holder or the Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Required Holder(s) or the Collateral Agent, as applicable, to create, perfect, and continue perfected or to better perfect the Collateral Agent’s Liens in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other Transaction Documents. To the maximum extent permitted by applicable law, if the Company refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, the Company hereby authorizes the Collateral Agent to execute any such Additional Documents in the Company’s name and authorizes the Collateral Agent to file such executed Additional Documents in any appropriate filing office.

5S.     Post-Closing Matters. The Company shall:

(i)     within 10 Business Days after the Amendment No. 2 Effective Date, deliver to the holders of the Notes certificates of insurance, together with the endorsements thereto as are required by paragraph 5K, the form and substance of which shall be reasonably satisfactory to the Required Holder(s);

(ii)     within 10 Business Days after the Amendment No. 2 Effective Date, deliver to the holders of the Notes a good standing certificate from the Subsidiary Guarantor’s jurisdiction of organization (to the extent not delivered on the Amendment No. 2 Effective Date);

(iii)     within 10 Business Days after the Amendment No. 2 Effective Date, deliver to the holders of the Notes a copy of the updated borrowing base certificate reflecting the Borrowing Base (as defined in the Credit Agreement) as of December 25, 2015 as delivered to the Bank to more precisely conform to the eligibility requirements set forth in the Credit Agreement;

(iv)     within 30 days after the Amendment No. 2 Effective Date, deliver to the holders of the Notes a certificate of the secretary, assistant secretary, director, officer or other authorized person, as the case may be, of the Subsidiary Guarantor (as of the Amendment No. 2 Effective Date) certifying as to the incumbency and genuineness of the signature of each officer of such Subsidiary Guarantor or other authorized person executing Transaction Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Subsidiary Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Subsidiary Guarantor as in effect on the Amendment No.2 Effective Date, and (C) resolutions duly adopted by the board of directors (or other governing body) of such Subsidiary Guarantor authorizing the transactions contemplated under the Subsidiary Guaranty and the other Transaction Documents to which it is a party and the execution, delivery and performance of the Subsidiary Guaranty and the other Transaction Documents to which it is a party;

(v)     within 60 days after the Amendment No. 2 Effective Date, deliver to the Collateral Agent such supplemental pledge documentation and Additional Documents (including, as applicable, stock certificates) as the Required Holder(s) may reasonably request with respect to Parent’s pledge of 65% of the Equity Interests of TD International, Twin Disc S.r.l, (an Italian corporation) and Mill-Log Wilson Equipment Ltd. (a Canadian corporation) and 100% of the Equity Interests of the Subsidiary Guarantor; and

(vi)     without limiting the provisions of paragraph 11B hereof, within 5 Business Days after the receipt of an invoice therefor, the Company shall have paid the fees, charges and disbursements of special counsel to each holder of a Note for which an invoice has been delivered.

2.8.      Clause (ii) in paragraph 6C of the Note Agreement is hereby amended by adding the following language after the word “thereby” contained therein: “and the Required Holder(s), in their good faith discretion, shall have consented to such acquisition,”.

2.9.      Clause (iv) in paragraph 6D of the Note Agreement is hereby amended by adding the following parenthetical after the second use of the word “dispositions” contained therein: “(other than the possible disposition of the assets of a Subsidiary that has been previously identified to the holders of the Notes by the Company (such disposition, the “Specified Disposition”))”.

2.10.      Paragraph 6 of the Note Agreement is hereby amended by adding a new paragraph 6L at the end thereof to read as follows:

6L.     Restricted Payments. The Company shall not declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of its Equity Interests, or make any distribution of cash, property or assets to the holders of its Equity Interests; provided that:

(a)     the Company may pay dividends in shares of its own common stock; and

(b)     so long as no Default or Event of Default has occurred and is continuing immediately prior to or immediately after giving effect thereto the Company may declare and pay regular quarterly dividends on its common stock at the rate of up to $0.09 per share per calendar quarter (which amount shall, at the discretion of the Required Holder(s), be adjusted to reflect any share issuances, recapitalizations or other changes in the capital structure of the Company after the Amendment No. 2 Effective Date).

2.11.     Paragraph 7D of the Note Agreement is hereby amended and restated in its entirety to read as follows:

7D.     Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, the Security Documents and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the Security Documents or in aid of the exercise of any power granted in this Agreement or any Security Document. No remedy conferred in this Agreement or the Security Documents upon the holder of any Note or the Collateral Agent is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

2.12.     Paragraph 8C of the Note Agreement is hereby amended by amending and restating the second sentence thereof in its entirety to read as follows:

This Agreement, the Notes and the other Transaction Documents are the valid and binding obligations of each Domestic Transaction Party party thereto enforceable against such Domestic Transaction Party in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

2.13.     Paragraph 10B of the Note Agreement is hereby amended to amend and restate or add, in the appropriate alphabetical order, as applicable, the following definitions:

“Additional Documents” shall have the meaning given in paragraph 5R hereof.

“Amendment No. 2” shall mean that certain Amendment No. 2 to Amended and Restated Note Purchase and Private Shelf Agreement dated as of February 1, 2016.

“Amendment No. 2 Effective Date” shall mean the Effective Date as defined in Amendment No. 2.

“Capital Expenditures” shall mean, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with generally accepted accounting principles, whether such expenditures are paid in cash or financed.

“CFC” shall mean a controlled foreign corporation (as that term is defined in the Code).

“Collateral” shall mean all property of a Domestic Transaction Party in which such Domestic Transaction Party from time to time grants a security interest in favor of the Collateral Agent, including all “Collateral” (under and as defined in the Security Agreement).

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Domestic Transaction Party’s books and records or Inventory, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” shall mean Wells Fargo Bank, National Association, in its capacity as collateral agent pursuant to the Intercreditor Agreement.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of February 1, 2016 by and among the Company, Twin Disc International, S.P.R.L., a Belgian corporation, and Bank, and as amended, restated, supplemented or otherwise modified from time to time.

“Domestic Subsidiaries” shall mean those Subsidiaries of the Company that are organized under the laws of the United States or any state thereof.

“Domestic Transaction Parties” shall mean the Company and each Subsidiary Guarantor.

“EBITDA” shall mean the sum of (i) Net Income plus (ii) solely with respect to periods of four consecutive fiscal quarters ending on and including June 30, 2015 to and including March 25, 2016, $3,300,000, plus (iii) to the extent deducted in the calculation of Net Income, (a) interest expense, (b) depreciation and amortization expense, (c) income tax expense, (d) restructuring charges not to exceed $515,000 in the fiscal quarter ending December 25, 2015, $300,000 in the fiscal quarter ending March 25. 2016, and $250,000 in each subsequent fiscal quarter (such amounts are to be applied cumulatively for each four consecutive fiscal quarter period); and (e) non-cash stock based compensation expenses; provided, however, such expenses are acceptable to the Required Holder(s) in their discretion. For purposes of calculating EBITDA for any period of four consecutive fiscal quarters, if during such period any the Company or any Subsidiary shall have consummated and closed an acquisition permitted under paragraph 6C, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period, with adjustments made by the Company and approved by the Required Holder(s) in their judgment (which approval shall not be unreasonably withheld), all as determined for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarters ending on the date of determination, without duplication, and in accordance with generally accepted accounting principles applied on a consistent basis.

“Equity Interest” shall mean, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Intercreditor Agreement” shall mean the Intercreditor and Collateral Agency Agreement dated as of February 1, 2016 by and among the Bank, the holders of the Notes and the Collateral Agent and acknowledged by the Company, as amended, restated, supplemented or otherwise modified from time to time.

“Inventory” shall mean inventory (as that term is defined in the UCC).

“Material Subsidiary” shall mean a Subsidiary having assets or revenue (for the most recently ended four fiscal quarter period), in each case determined in accordance with generally accepted accounting principles, in excess of $1,000,000.

“Permitted Indebtedness” shall mean (i) the Notes, (ii) Indebtedness under the Credit Agreement, the outstanding principal amount of which shall not exceed $50,000,000 at any time other than as a result of currency fluctuations, provided that (a) such Indebtedness is only secured by liens referenced in clause (vi) of the definition of “Permitted Liens” and is subject to the Intercreditor Agreement, (b) the outstanding principal amount of such Indebtedness of all Subsidiaries which are Credit Agreement Borrowers shall not in the aggregate exceed $15,000,000 (which sub-limit shall be included in calculating the above limit of Indebtedness under the Credit Agreement) and (c) the Foreign Currency Outstandings (under and as defined in the Credit Agreement) shall not in the aggregate exceed $15,000,000 thereafter (which sub-limit shall be included in calculating the above limit of Indebtedness under the Credit Agreement); (iii) purchase money Indebtedness secured by Purchase Money Liens, which Indebtedness shall not exceed $1,000,000 per year on a noncumulative consolidated basis; (iv) unsecured accounts payable and other unsecured obligations of the Company or any Subsidiary incurred in the ordinary course of business of the Company or any Subsidiary and not as a result of any borrowing; (v) Indebtedness owed by the Company to a Subsidiary; and (vi) unsecured Indebtedness of the Company or any Subsidiary in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

“Ratable Portion” for any Note shall mean at any time an amount equal to the product of (a) the net proceeds from the Specified Disposition multiplied by (b) a fraction, the numerator of which is the aggregate outstanding principal amount of such Note at such time and the denominator of which is the sum of (x) the aggregate outstanding principal amount of all Notes and (y) the aggregate outstanding principal amount of Indebtedness under the Credit Agreement (including “L/C Obligations” (as defined in the Credit Agreement).

“Security Agreement” shall mean a security agreement between the Domestic Transaction Parties and the Collateral Agent for the benefit of the Bank and the holders of the Notes in form and substance reasonably satisfactory to the Required Holder(s).

“Security Documents” shall mean the Security Agreement together with any and all collateral or security documents agreements executed by the Domestic Transaction Parties from time to time in favor of the Collateral Agent pursuant to or in connection herewith.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5.

“Specified Disposition” shall have the meaning given in paragraph 6D hereof.

“Subsidiary Guarantor” shall mean a Domestic Subsidiary which is a party to the Subsidiary Guaranty, whether by execution thereof on the Amendment No. 2 Effective Date or execution of a joinder thereto thereafter. The only Subsidiary Guarantor as of the Amendment No. 2 Effective Date is Mill-Log Equipment Co., Inc., an Oregon corporation.

“Subsidiary Guaranty” shall mean a guaranty by the Subsidiary Guarantors in form and substance satisfactory to the Required Holder(s) (including any joinders thereto).

“TD International” shall mean Twin Disc International, S.P.R.L., a Belgian corporation and successor by merger to Twin Disc International, S.A.

“Transaction Documents” shall mean collectively, this Agreement, the Notes, the Security Documents, the Intercreditor Agreement, the Subsidiary Guaranty and any guaranty provided under paragraph 6H herein, pursuant to any of the foregoing, all as may be amended, restated, supplemented or otherwise modified from time to time.

“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time.

2.14.      The definition of “Notice Event of Default” contained in paragraph 10B of the Note Agreement is hereby amended by (i) deleting the period at the end of clause (ix) contained therein and inserting “; or” in lieu thereof and (ii) adding new clauses (x) and (xi) to read as follows:

(x)      any material provision of this Agreement or any provision of any other Transaction Document shall for any reason cease to be valid and binding on the Company or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Transaction Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any material part of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof; or

(xi)     EBITDA for the Company and its consolidated Subsidiaries shall have been less than $7,000,000 for the period of four fiscal quarters ended December 25, 2015 or the Company shall have failed to comply with paragraph 5M(iii) of this Agreement (as in effect prior to the Amendment No. 2 Effective Date) with respect to the period of four fiscal quarters ended December 25, 2015.

2.15.      The definition of “Permitted Liens” contained in paragraph 10B of the Note Agreement is hereby amended by (i) deleting the “and” at the end of clause (v) thereof, (ii) redesignating clause (vi) as clause (vii), and adding a new clause (vi), to read as follows:

(vi)     Liens in favor of the Collateral Agent which are subject to the terms of the Intercreditor Agreement; and

2.16.      Paragraph 11B of the Note Agreement is hereby amended and restated in its entirety to read as follows:

11B.     Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i)     (a) all stamp and documentary taxes and similar charges, (b) costs or obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;

(ii)     document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or the other Transaction Documents, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii)     the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce or cause the Collateral Agent to enforce) any rights under this Agreement, the Notes or the other Transaction Documents (including, without limitation, to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case;

(iv)    all fees, costs and expenses, including without limitation attorneys’ fees, of the Collateral Agent;

(v)     all costs and expenses, including without limitation attorneys’ fees, preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve and protect the Liens granted in the Security Documents and the rights of the holders of the Notes or of the Collateral Agent for the benefit of the holders of the Notes; and

(vi)     any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Capital Markets & Investment Analysis Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Capital Markets & Investment Analysis Office or any successor organization acceding to the authority thereof.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

2.17.      The Note Agreement is hereby amended to add Schedule 5Q thereto in the form of Schedule 5Q attached hereto.

SECTION 3.     Effectiveness. The waiver described in Section 1 above and the amendments described in Section 2 above shall become effective on the date (the “Effective Date”) of satisfaction of the following:

(a)     Receipt by each Holder of counterparts of this Letter executed by the Company and the Required Holder(s);

(b)     Receipt by each Holder of a copy of an amendment under the Credit Agreement, modifying the Credit Agreement consistent with the amendments set forth herein and otherwise in form and substance satisfactory to the Required Holder(s), duly executed by the Company and the Bank, and such amendment shall be in full force and effect;

(c)     Receipt by each Holder of a copy of the Security Agreement between the Company and the Collateral Agent in form and substance satisfactory to the Required Holder(s), duly executed by the Company and the Collateral Agent, and such agreement shall be in full force and effect;

(d)     Receipt by each Holder of a copy of the Intercreditor Agreement between the Bank, the holders of the Notes, and the Collateral Agent in form and substance satisfactory to the Required Holder(s), duly executed by the Bank, the holders of the Notes, and the Collateral Agent and such agreement shall be in full force and effect;

(e)     Receipt by each Holder of a copy of the Subsidiary Guaranty duly executed by the Subsidiary Guarantor in favor of the holders of the Notes and in form and substance satisfactory to the Required Holder(s), and such agreement shall be in full force and effect;

(f)     Receipt by each Holder of such corporate certificates, resolutions, legal opinion, lien searches, certificates of insurance and other documents as the Required Holder(s) may reasonably request in connection with the transactions contemplated hereby; and

(g)     All corporate and other proceedings in connection with the transactions contemplated by this Letter shall be satisfactory to the Required Holder(s), and each Holder party hereto shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 4.     Representations and Warranties. The Company represents and warrants to the Holders that (i) after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this Letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), (b) after giving effect to the waiver in Section 1 of this Letter and the amendments in Section 2 of this Letter, no Event of Default or Default exists, (c) neither the Company nor any of its Subsidiaries has paid or agreed to pay, and neither the Company nor any of its Subsidiaries will pay or agree to pay, any fees or other consideration to any Person in connection with the amendment referenced in Section 3(b) hereof, (d) the Liens granted by the Security Documents constitute valid Liens on the properties and assets of the Domestic Transaction Parties covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except for Permitted Liens, and (e) the Inventory of the Domestic Transaction Parties is stored only (x) at or in- transit between, the locations identified on Schedule 5Q or (y) with a bailee, wharehouseman or similar party at, or in transit between, locations within the continental United States as to which a Collateral Access Agreement has been delivered to the Collateral Agent or as identified on Schedule 5Q and (ii) as of the date hereof and prior to giving effect hereto, to the best of the Company’s knowledge, no Event of Default or Default exists other than the Existing Events of Default,

SECTION 5.     Reference to and Effect on Note Agreement. Upon the effectiveness of the waiver in Section 1 of this Letter and the amendments in Section 2 of this Letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this Letter. Except as specifically set forth in Section 1 and Section 2 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. The Company hereby represents and warrants that all necessary or required consents to this Letter have been obtained and are in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically stated in Section 1 and Section 2 of this Letter, the execution, delivery and effectiveness of this Letter shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or any Note at any time. The execution, delivery and effectiveness of this Letter shall not be construed as a course of dealing or other implication that any Holder has agreed to or is prepared to grant any amendments to the Note Agreement or any Note in the future, whether or not under similar circumstances.

SECTION 6.     Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Holder, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Holders in connection with this Letter or the transactions contemplated hereby, in enforcing any rights under this Letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Letter or the transactions contemplated hereby. The obligations of the Company under this Section 6 shall survive transfer by any Holder of any Note and payment of any Note.

SECTION 7.     Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.     Counterparts; Section Titles. This Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Letter. The section titles contained in this Letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[remainder of page intentionally left blank; signature page follows]

Very truly yours,

PGIM, INC.

By:
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Vice President

PRUCO LIFE INSURANCE COMPANY

By:
Assistant Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:
Assistant Vice President

SECURITY BENEFIT LIFE INSURANCE COMPANY, INC.

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By: ______________________________
Vice President

Signature Page to

Amendment No. 2 to Amended and Restated Twin Disc Note Agreement

PRUDENTIAL ANNUITIES LIFE ASSURANCE COMPANY

By:	PGIM, Inc.,
as investment manager

By:______________________________
Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By: ______________________________
Vice President

Signature Page to

Amendment No. 2 to Amended and Restated Twin Disc Note Agreement

THE LETTER IS AGREED TO
AND ACCEPTED BY:

TWIN DISC, INCORPORATED

By:______________________________

Name: ___________________________

Title: ____________________________

Amendment No. 2 to Amended and Restated Twin Disc Note Agreement Signature Page to